Exhibit 99.1

COLONIAL PROPERTIES TRUST
Financial Statements

BALANCE SHEET
($ in 000s)	As of	As of
	12/31/2010	12/31/2009
ASSETS
Real Estate Assets
Operating Properties	$3,331,108	$3,210,350
Undeveloped Land & Construction in Progress	261,955	237,100
Total Real Estate, before Depreciation	3,593,063	3,447,450

Less: Accumulated Depreciation	(640,981)	(519,728)
Real Estate Assets Held for Sale, net	16,861	65,022
Net Real Estate Assets	2,968,943	2,992,744
Cash and Equivalents	4,954	4,590
Restricted Cash	9,294	7,952
Accounts Receivable, net	20,734	33,934
Notes Receivable	44,538	22,208
Prepaid Expenses	23,225	16,503
Deferred Debt and Lease Costs	23,035	22,560
Investment in Unconsolidated Subsidiaries	22,828	17,422
Other Assets	53,583	54,719
Total Assets	$3,171,134	$3,172,632

LIABILITIES
Long-Term Liabilities
Unsecured Credit Facility	$377,362	$310,546
Notes and Mortgages Payable	1,384,209	1,393,797
Total Long-Term Liabilities	1,761,571	1,704,343
Accounts Payable	38,915	28,299
Accrued Interest	12,002	13,133
Accrued Expenses	15,267	26,142
Investment in Unconsolidated Subsidiaries	23,809	—
Other Liabilities	14,274	15,054
Total Liabilities	1,865,838	1,786,971

Redeemable Common Units	145,539	133,537

EQUITY
Noncontrolling Interest
Series B 7 1/4%, Preferred Units	50,000	100,000
Limited Partner's Noncontrolling Interest	769	985
Total Noncontrolling Interest	50,769	100,985

Series D 8 1/8% Preferred Shares (Liquidation Value)	—	100,118
Cumulative Earnings	1,260,944	1,296,188
Cumulative Distributions	(1,808,700)	(1,753,015)
Common Equity, including Additional Paid-in Capital	1,809,138	1,660,968
Treasury Shares, at Cost	(150,163)	(150,163)
Accumulated Other Comprehensive Loss	(2,231)	(2,957)
Total Equity, including Noncontrolling Interest	1,159,757	1,252,124
Total Liabilities and Equity	$3,171,134	$3,172,632

SHARES & UNITS OUTSTANDING, END OF PERIOD
(shares and units in 000s)	As of	As of
	12/31/2010	12/31/2009
Basic
Shares	78,334	66,366
Operating Partnership Units (OP Units)	7,300	8,163
Total Shares & OP Units	85,634	74,529